CONSENT OF DAVID C. HOLMAN, ESQ.

I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information included in Post-Effective Amendment No. 8 to the Registration Statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of American Family Life Insurance Company (File No. 333-147408).

/s/ David C. Holman

David C. Holman
Chief Legal Officer

October 25, 2013